EXHIBIT 10.25

OMNOVA SOLUTIONS INC.

COMPENSATION AND BENEFITS FOR NON-EMPLOYEE DIRECTORS

EFFECTIVE DECEMBER 1, 2005

Retainer

Each non-employee director is entitled to an annual retainer of $47,000, of which $35,000 shall be paid in cash and the remaining $12,000 shall be paid in restricted shares of OMNOVA Solutions Inc. The number of restricted shares to be awarded will be determined based on the closing price per share of the Company’s common stock on the date of the Company’s Annual Meeting of Shareholders. The restricted shares will vest three years following the issue date and shall be subject to such other terms and conditions as shall be approved by the Board of Directors and in accordance with the OMNOVA Solutions Inc. Amended and Restated 1999 Equity and Performance Incentive Plan.

Chairmanship Fee

Each Committee Chairman is entitled to an annual Chairman’s fee of $5,000.

Expenses

Travel expenses incurred in attending Board and Committee meetings are reimbursed by the Company upon receipt of Expense Report forms and backup documentation.

Benefits

Deferred Compensation Plan for Nonemployee Directors

A non-employee director may elect prior to December 31 of a calendar year to defer receipt of all or a portion of his director’s fees earned during the succeeding calendar year. Investment choices under the plan are a phantom OMNOVA Solutions Common Stock fund, a designated equity fund, and a cash deposit fund. Various distribution options are available. The plan is unfunded and is not governed by ERISA.

Retirement Plan for Nonemployee Directors

Effective February 2, 2000, the OMNOVA Retirement Plan for Nonemployee Directors was discontinued with respect to all new non-employee directors. At the same time, the plan was “frozen” with respect to certain continuing directors who elected to keep their benefits under the plan accrued to that date but discontinue participation going forward. Effective November 30, 2005, the plan will be “frozen” with respect to all remaining directors who have continued to accrue benefits under the plan to that date and, thereafter, there will be no further accruals of benefits under the plan.